SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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                              Rentrak Corporation

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                 Name of Registrant as Specified in Its Charter

                  Paul A. Rosenbaum on behalf of the Committee
                   for the Achievement of Rentrak Excellence
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               COMMITTEE FOR THE ACHIEVEMENT OF RENTRAK EXCELLENCE
                              c/o Paul A. Rosenbaum
                                127 E. Washtenaw
                             Lansing, Michigan 48933


                                 August 30, 2000

Dear Fellow Shareholders:

     CARE hopes to win your VOTE in our proxy contest with incumbent management of Rentrak Corporation ("Rentrak"), which we believe is failing to maximize the opportunities presented by its two most significant businesses: PPT, Rentrak's Pay Per Transaction system, and 3PF.COM, its Internet fulfillment subsidiary.

     On behalf of CARE, I am happy to report that we have made progress in our efforts to gain control of the management of Rentrak in order to change the focus of the company and seek to increase the value of your Rentrak stock. We have taken an initial step toward thwarting Rentrak's efforts to gain an upper hand by issuing 1.66 million shares to Rentrak executives Ron Berger and Kim Cox under a new option loan program approved by the current Board in June. On August 18, 2000, a federal judge granted CARE's motion for a preliminary injunction enjoining Messrs. Berger and Cox from voting these shares at the upcoming shareholders' meeting scheduled for September 19, 2000.

     We believe that the complexity of the current Rentrak structure has masked the significant asset value of 3PF.COM. We believe that same complexity has also contributed to current management's adherence to its old ineffective policies rather than objectively exploring new approaches that would provide growth to PPT. Over the last 14 months, individuals who are now CARE members have tried unsuccessfully to convince current management that its approach is not advancing the shareholders' interests and may be jeopardizing Rentrak's future.

     With your support, CARE's nominees for director would take steps to:

     o Consider initiating a search for a new chief executive officer with the goal of improving Rentrak's relations with its customers--both movie studios and video retailers--as well as with the many hard working and loyal Rentrak employees;

     o Pursue an aggressive and appropriate reduction of overhead costs throughout the company, including possible changes in Rentrak's compensation and incentive systems to emphasize the achievement of increased profitability; and

     o Review Rentrak's assets for appropriate opportunities to redeploy or dispose of them to enhance shareholder return.

     Rentrak's two most significant businesses would receive the CARE nominees' immediate and careful attention:

     3PF.COM

     The business of 3PF.COM is the provision of order processing, inventory management, and fulfillment services on behalf of Internet retailers and wholesalers and to other businesses requiring just-in-time fulfillment. It is NOT substantially related to the business and focus of Rentrak's other activities. In CARE's view, this has caused the market to undervalue the 3PF.COM asset. Therefore, CARE's director nominees intend to explore a potential public offering of 3PF.COM stock, sale of 3PF.COM's business, or other transaction designed to return the value of 3PF.COM to Rentrak shareholders.

     THE PPT BUSINESS

     In CARE's view, Rentrak's current management has operated the PPT business with a primary emphasis on generating revenues rather than focusing on profitability. CARE believes that this is the wrong approach in a mature market in which Rentrak no longer enjoys the likelihood of near-term

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explosive  revenue growth.  CARE's  director  nominees will pursue the following efforts to focus on profitability and cash flow:

     o Concentrate Rentrak's negotiations with video retailers on quality accounts and terminate or restrict credit to questionable accounts;

     o Restructure  or  terminate   Rentrak's  dealer  loan  program  and  other
       investments to reduce losses;

     o Focus Rentrak's incentive programs on rewarding improved earnings and profitability instead of higher revenues;

     o Negotiate   agreements   with  key  movie  studios  to  focus  on  margin
       enhancement;

     o Critically  evaluate  Rentrak's   international  and  internet  expansion
       programs for earnings potential;

     o Explore licensing Rentrak's PPT technology to studios or large retailers without retaining the related movie distribution rights to generate additional earnings; and

     o Seek to apply the PPT technology to other forms of entertainment (such as distribution of music CDs).

     As you know, the CARE group is made up of shareholders, like yourselves, who are anxious to see the stock value of Rentrak more closely reflect the value of Rentrak's businesses. I personally believe this can be accomplished through the actions described above and that the current board and management have squandered their opportunities to build a successful company. The CARE members can no longer stand by and watch while the good value of Rentrak's employees, technology, and market reputation continue to erode. I would be pleased to answer any questions you may have about CARE and its plans for Rentrak. I am available at (517) 487-6390.

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                        YOUR VOTE IS EXTREMELY IMPORTANT

     1. If you have already sent in your vote for CARE's nominees, we thank you. If you have not yet voted or did not vote for CARE's nominees, we recommend that you read our material carefully.

     2. To vote for CARE's nominees, please SIGN, MARK, DATE and MAIL your BLUE proxy card in the enclosed postage-paid envelope. If you wish to vote for our nominees, you must submit the enclosed BLUE proxy card. DO NOT send in management's white proxy card. Voting "No" on the white card will not help CARE.

     3. If you have already voted for the current Rentrak directors, you have every legal right to change your mind and vote FOR our nominees on the BLUE proxy card. Only your latest dated proxy card will count.

     4. If your shares are held for you by a bank, brokerage firm or other nominee, only your bank, broker or nominee can vote your shares and only after receiving your instructions. Please sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided or call your bank, broker or nominee and instruct your representative to vote FOR our nominees on the BLUE proxy card.

     5. TIME IS SHORT. Please vote today!

     If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc., at the toll free number listed below.

                           BEACON HILL PARTNERS, INC.
                          (212) 843-8500 (call collect)
                        or call toll-free (800) 755-5001
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                                       Very truly yours,

                                       Paul A. Rosenbaum
                                       Representative of The Committee for the
                                       Achievement of Rentrak Excellence